SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                                  [X]
Filed by a Party other than the Registrant:           [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                [ ] Confidential, for Use  of the
[X] Definitive Proxy Statement                     Commission Only (as)permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2)
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Kronos Worldwide, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act  Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

[LOGO GOES HERE]              KRONOS WORLDWIDE, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697





                                 April 18, 2005




To our Stockholders:

     You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Kronos Worldwide, Inc., which will be held on Thursday, May 19, 2005, at 10:00 a.m., local time, at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                    Sincerely,

                                    /s/ Harold C. Simmons
                                    Harold C. Simmons
                                    Chairman of the Board and
                                    Chief Executive Officer

                             KRONOS WORLDWIDE, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 19, 2005




To the Stockholders of Kronos Worldwide, Inc.:

     NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the "Meeting") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), will be held on Thursday, May 19, 2005, at 10:00 a.m., local time, at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect seven directors to serve until the 2006 Annual Meeting of Stockholders; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The close of business on March 28, 2005 has been set as the record date (the "Record Date") for the Meeting. Only holders of Kronos Worldwide's common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Kronos Worldwide's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of Kronos Worldwide, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the place where Kronos Worldwide will hold the Meeting.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.


                                   By Order of the Board of Directors,

                                   /s/ Robert D. Graham
                                   Robert D. Graham
                                   Vice President, General Counsel and Secretary

Dallas, Texas
April 18, 2005

                             KRONOS WORLDWIDE, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

     This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), for use at the 2005 Annual Meeting of Stockholders of Kronos Worldwide to be held on Thursday, May 19, 2005 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time, place and purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Kronos Worldwide's Annual Report to Stockholders, which includes Kronos Worldwide's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, are first being mailed to the holders of Kronos Worldwide's common stock, par value $0.01 per share ("Common Stock"), on or about April 18, 2005. Kronos Worldwide's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 28, 2005 (the "Record Date"). Only holders of shares of Common Stock as of the close of business on the Record Date are entitled to vote at the Meeting. As of the Record Date, there were 48,946,049 shares of Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Under applicable rules of the New York Stock Exchange (the "NYSE") and Securities and Exchange Commission (the "SEC"), brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. If a broker/nominee who is entitled to vote on a routine matter does not vote such shares, such shares are referred to herein as "broker/nominee non-votes." Shares of Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     If a quorum is present, a plurality of the affirmative votes of the outstanding shares of Common Stock represented and entitled to be voted at the Meeting is necessary to elect each director of Kronos Worldwide. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees to the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the shares represented and entitled to vote at the Meeting, a vote withheld from a particular nominee will not affect the election of such nominee.

     Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting. Shares of Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

     Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the director nominees to the Board of Directors and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the Meeting.

     EquiServe Trust Company N.A. ("EquiServe"), the transfer agent and registrar for the Common Stock as of the Record Date, has been appointed by the Board of Directors to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the Meeting.

     Each holder of record of Common Stock executing and delivering the proxy card enclosed with this proxy statement may revoke it at any time prior to the voting at the Meeting by delivering to EquiServe a written revocation of the proxy, a duly executed proxy card bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     The Board of Directors is making this proxy solicitation. Kronos Worldwide will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, directors, officers and regular employees of Kronos Worldwide may solicit proxies by telephone or in person, for which such persons will receive no additional compensation. Kronos Worldwide has retained The Altman Group, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,000. Upon request, Kronos Worldwide will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Common Stock that such entities hold of record.

                               CONTROLLED COMPANY

     Valhi, Inc. ("Valhi") and NL Industries, Inc. ("NL") are the direct holders of 56.4% and 36.4%, respectively, of the outstanding shares of Common Stock as of the Record Date. Together, Valhi and NL own 92.8% of the outstanding shares of Common Stock. Valhi is the direct holder of 83.1% of the outstanding shares of NL common stock, par value $0.125 per share ("NL Common Stock"). Contran Corporation ("Contran") holds, directly or through subsidiaries, 90.8% of the outstanding shares of Valhi common stock, par value $0.01 per share ("Valhi Common Stock").

     Valhi and NL have each indicated their intention to have their shares of Common Stock represented at the Meeting and voted "FOR" the election of each of the director nominees to the Board of Directors. If Valhi alone attends the Meeting in person or by proxy and votes as indicated, the Meeting will have a quorum present and the stockholders will elect all the nominees to the Board of Directors.

     Because of the Common Stock ownership by Valhi and NL, Kronos Worldwide is considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. Kronos Worldwide has chosen not to have an independent nominating or corporate governance committee. The Board of Directors believes that the full Board of Directors best represents the interests of all of Kronos Worldwide's stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full Board of Directors. Applying the NYSE director independence standards, the Board of Directors has determined that four of its directors are independent and have no material relationship with Kronos Worldwide. While the members of Kronos Worldwide's management development and compensation committee (the "MD&C Committee") currently satisfy the independence requirements of the NYSE, Kronos Worldwide has chosen not to satisfy all of the NYSE listing standards for a compensation committee. See "Meetings and Committees of the Board of Directors" for more information on the committees of the Board of Directors. See also "Stockholder Proposals and Director Nominations for the 2006 Annual Meeting" for a description of Kronos Worldwide's policies and procedures for stockholder nominations of directors.

                              ELECTION OF DIRECTORS

     The bylaws of Kronos Worldwide provide that the Board of Directors shall consist of one or more members as determined by the Board of Directors or the stockholders. The Board of Directors has currently set the number of directors at seven. The directors elected at the Meeting will hold office until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of Kronos Worldwide whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, all shares represented by a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its nominees will be available for election at the Meeting and will serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

     Nominees for Director. The respective nominees for election as directors of Kronos Worldwide for terms expiring at the 2006 Annual Meeting of Stockholders have provided the following information.

     Keith R. Coogan, age 52, has served as a director of Kronos Worldwide since 2004. Mr. Coogan is chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that is currently a wholly owned subsidiary of Level 3 Communications, but from 1991 to 2002 was a publicly traded corporation ("SSI"). From 1990 to 2002, he served in various other executive officer positions of SSI, including vice president of finance and operations and chief operating officer. He is also a director of CompX International Inc., a manufacturer of precision slides, security products and ergonomic computer support systems that is related to NL ("CompX"), and Keystone Consolidated Industries, Inc., a steel fabricated wire products, industrial wire and carbon steel rod company that is related to Contran ("Keystone"). Mr. Coogan is a member of Kronos Worldwide's audit committee and chairman of each of CompX's and Keystone's audit committees.

     Cecil H. Moore, Jr., age 65, has been a director of Kronos Worldwide since 2003. Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the firm. Among other positions, he served as managing partner of the firm's Dallas, Texas business unit from 1990 to 1999. Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm's Dallas, Texas business unit for 12 years. He is chairman of Kronos Worldwide's audit committee and on the board of directors and audit committee of NL. Mr. Moore is also a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.

     George E. Poston, age 69, has been a director of Kronos Worldwide since 2003. From 2002 to 2003, he served as a director of NL. He has been president of Poston Real Estate Co., a privately held commercial real estate investment company, and president of Poston Capital Co., a privately held investment company, since 1970. Mr. Poston is a member of Kronos Worldwide's audit committee and management development and compensation committee (the "MD&C Committee").

     Glenn R. Simmons, age 77, has been a director of Kronos Worldwide since 2003. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2000. Mr. Simmons is chairman of the board of Keystone and CompX. Mr. Simmons is also a director of NL and Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products that is related to Valhi. In February 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969. He is a brother of Harold C. Simmons.

     Harold C. Simmons, age 73, has served as chairman of the board and chief executive officer of Kronos Worldwide since 2003. Mr. Simmons has served as chief executive officer of NL since 2003 and chairman of the board of NL since prior to 2000. He also has served as vice chairman of the board of TIMET since August 2004. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 2000 and was chief executive officer of Valhi from prior to 2000 to 2002. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961. Mr. Simmons is a brother of Glenn R. Simmons.

     Dr. R. Gerald Turner, age 59, has been a director of Kronos Worldwide since 2003. From May 2003 to December 2003, he was a director of NL. He has served since 1995 as president of Southern Methodist University in Dallas, Texas. He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University. He serves on the board of directors of J.C. Penney Corporation, Inc., American Beacon Advisors Funds and First Broadcasting Investment Partners, LLC. Dr. Turner is a member of Kronos Worldwide's audit committee and chairman of the MD&C Committee.

     Steven L. Watson, age 54, has served as vice chairman of the board of Kronos Worldwide since October 2004 and a director of Kronos Worldwide since 2003. Mr. Watson has been president and a director of Valhi and Contran since 1998 and chief executive officer of Valhi since 2002. Mr. Watson is also a director of CompX, Keystone, NL and TIMET. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held three meetings and took action by written consent on five occasions in 2004. Each director participated in at least 75% of such meetings and of the meetings of the committees on which he served at the time. It is expected that each director will attend Kronos Worldwide's annual meetings of stockholders, which are held immediately before the annual meetings of the Board of Directors. All members of the Board of Directors at that time attended Kronos Worldwide's 2004 annual stockholder meeting.

     The Board of Directors has established and delegated authority to the following two standing committees.

          Audit Committee. The audit committee assists with the Board of Directors' oversight responsibilities relating to the financial accounting and reporting processes and auditing processes of Kronos Worldwide. The responsibilities of the audit committee are more specifically set forth in the audit committee charter, a copy of which is available under the corporate governance section of Kronos Worldwide's website, www.kronostio2.com. Applying the requirements of the NYSE listing standards and SEC regulations, as applicable, the Board of Directors has determined that

          o each member of the audit committee is independent, financially literate and has no material relationship with Kronos Worldwide; and
          o    Mr. Cecil H. Moore, Jr. is an "audit committee financial expert."

     No member of the audit committee serves on more than three public company audit committees. For further information on the role of the audit committee, see "Audit Committee Report." The current members of the audit committee are Cecil H. Moore, Jr. (chairman), Keith R. Coogan, George E. Poston and R. Gerald Turner. The audit committee held ten meetings and took action by written consent on one occasion in 2004.

          Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; to recommend to the Board of Directors whether or not to approve any proposed charge to Kronos Worldwide or its subsidiaries pursuant to an intercorporate services agreement with a related party; to take action or to review and approve certain matters regarding Kronos Worldwide's employee benefit plans or programs; to administer and grant awards under the Kronos Worldwide, Inc. 2003 Long-Term Incentive Plan; to approve certain annual incentive compensation awards; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The Board of Directors has determined that each member of the MD&C Committee is independent by applying the NYSE director independence standards. For further information on the role of the MD&C Committee, see "Executive Compensation Report." The current members of the MD&C Committee are R. Gerald Turner (chairman) and George E. Poston. The MD&C Committee held no meetings and took action by written consent on two occasions in 2004.

     The Board of Directors is expected to elect the members of the standing committees at the Board of Directors annual meeting immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the executive officers of Kronos Worldwide. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons and Steven L. Watson is set forth under "Election of Directors--Nominees for Director."


         Name               Age                Position(s)
-------------------------  ------  ---------------------------------------
Harold C. Simmons........    73    Chairman of the Board and Chief Executive Officer
Steven L. Watson.........    54    Vice Chairman of the Board
Dr. Ulfert Fiand.........    56    President, Manufacturing and Technology
H. Joseph  Maas..........    53    President, Sales and Marketing
Douglas C. Weaver........    63    Senior Vice President, Development
James W. Brown...........    48    Vice President and Controller
Robert D. Graham.........    49    Vice President, General Counsel and Secretary
Kelly D. Luttmer.........    41    Vice President and Tax Director
John A. St. Wrba.........    48    Vice President and Treasurer
Gregory M. Swalwell......    48    Vice President, Finance and Chief Financial Officer


     Dr. Ulfert Fiand has served as president, manufacturing and technology of Kronos Worldwide since October 2004 and previously served as senior vice president, manufacturing and technology since 2003. Since 2001, he has served as president of manufacturing and technology of Kronos International, Inc. ("KII"), a subsidiary of Kronos Worldwide. Dr. Fiand joined KII in 1988, and previously served as group leader and director of chloride process technology, director of process technology and vice president of production & process technology.

     H. Joseph Maas has served as president, sales and marketing of Kronos Worldwide since October 2004 and previously served as senior vice president, sales and marketing since 2003. Mr. Maas served as vice president of marketing for Kronos since 1997. Prior to that, he served as director of marketing for Kronos from 1990 to 1996. Mr. Maas has also held several positions in commercial development, marketing and planning for various divisions of NL since 1978.

     Douglas C. Weaver has served as senior vice president, development of Kronos Worldwide since 2003. Mr. Weaver served as vice president, development of Kronos Worldwide since 1998. Prior to that, Mr. Weaver served in various manufacturing, engineering and planning capacities with NL since 1973.

     James W. Brown has served as vice president and controller of NL and Kronos Worldwide since 2003. From 1998 to 2002, he served as vice president and chief financial officer of SSI. From 1994 to 1998, Mr. Brown served as vice president, corporate accounting of Affiliated Computer Services, Inc., a provider of business process and information technology outsourcing solutions.

     Robert D. Graham has served as vice president, general counsel and secretary of Kronos Worldwide and NL since 2003 and vice president of Valhi and Contran since 2002. From 1997 to 2002, Mr. Graham served as an executive officer, and most recently as executive vice president and general counsel, of SSI. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke
Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell & Sapp LLP.

     Kelly D. Luttmer has served as vice president of Kronos Worldwide, CompX, Contran, NL and Valhi since October 2004, tax director of Kronos Worldwide and NL since 2003 and tax director of CompX, Valhi and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

     John A. St. Wrba has served as vice president of Kronos Worldwide since May 2004 and treasurer since 2003. He has also served as vice president and treasurer of Valhi since February 2005, Contran since October 2004 and NL since 2003. He was NL's assistant treasurer from 2002 to 2003 and from prior to 1998 until 2000. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation, a leading producer of fabricated aluminum products.

     Gregory M. Swalwell has served as chief financial officer of Kronos Worldwide and NL since May 2004, vice president, finance of Kronos Worldwide and NL since 2003 and vice president and controller of Valhi and Contran since prior to 2000. Mr. Swalwell has served in accounting and financial positions with various companies related to Valhi and Contran since 1988.

                               SECURITY OWNERSHIP

     Ownership of Kronos Worldwide. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the SEC, of Common Stock held by each individual, entity or group known to Kronos Worldwide to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each executive officer named in the summary compensation table in this proxy statement (a "named executive officer") and all directors and executive officers as a group. See footnote (4) below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of Common Stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.


                                                             Kronos Worldwide Common Stock
                                                     ----------------------------------------------
                                                        Amount and Nature of        Percent of
          Name of Beneficial Owner                    Beneficial Ownership (1)     Class (1)(2)
---------------------------------------------------- ---------------------------- -----------------
Harold C. Simmons (3)..............................            4,255 (4)(5)              *
    Valhi, Inc. (3)................................       27,840,953 (4)(5)            56.9%
    NL Industries, Inc (3).........................       17,550,532 (4)(5)            35.9%
    TIMET Finance Management Company (3)...........            5,203 (4)(5)              *
    Annette C. Simmons (3).........................           36,356 (4)(5)              *
                                                     ---------------
                                                          45,437,299 (4)(5)            92.8%

Keith R. Coogan....................................              -0-                    -0-
Cecil H. Moore, Jr.................................              512 (4)                -0-
George E. Poston...................................            1,500                     *
Glenn R. Simmons...................................              208 (4)(5)              *
Dr. R. Gerald Turner...............................            1,036 (5)                 *
Steven L. Watson...................................            4,233 (4)(5)              *
Dr. Ulfert Fiand...................................              -0-                    -0-
H. Joseph Maas.....................................              -0-                    -0-
Douglas C. Weaver..................................              -0-                    -0-
All directors and
 executive officers
 as a group (15 persons)...........................       45,444,788 (4)(5)            92.8%


--------------------
*    Less than 1%.

(1) Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each entity, individual or group assumes the receipt by such entity, individual or group of shares that such entity, individual or group has the right to receive within 60 days subsequent to the Record Date, if such number of shares is determinable.

(2) The percentages are based on 48,946,049 shares of Common Stock outstanding as of the Record Date.

(3) The business address of Valhi, NL and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of TIMET Finance Management Company ("TFMC") is 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.

(4) Valhi and TFMC are the direct holders of approximately 83.1% and 0.5% of the outstanding shares of NL Common Stock, respectively. TIMET is the direct holder of 100% of the outstanding shares of common stock of TFMC. Tremont LLC ("Tremont"), Annette C. Simmons, The Combined Master Retirement Trust (the "CMRT") and Valhi are the holders of approximately 39.5%, 14.3%, 12.0% and 2.4% of the outstanding shares of TIMET common stock, par value $0.01 per share ("TIMET Common Stock"). Valhi is the sole member of Tremont. The ownership of Ms. Simmons is based on the 1,600,000 shares of TIMET's 6 3/4% Series A Convertible Preferred Stock, par value $0.01 per share (the "TIMET Series A Preferred Stock"), that she directly owns, which are convertible into 2,666,666 shares of TIMET Common Stock. The ownership of Valhi includes 24,500 shares of TIMET Common Stock that Valhi has the right to acquire upon conversion of 14,700 shares of TIMET Series A Preferred Stock that Valhi directly holds. The percentage ownership of TIMET Common Stock held by each of Ms. Simmons and Valhi assumes the full conversion of only the shares of TIMET Series A Preferred Stock she or Valhi owns, respectively.

     Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran, the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and the CMRT are the direct holders of approximately 77.6%, 9.1%, 3.7%, 0.9%, 0.4% and 0.1%, respectively, of the outstanding shares of Valhi Common Stock. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold
     C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares the Trusts hold.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     The CDCT No. 2 directly holds approximately 0.4% of the outstanding shares of Valhi Common Stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 12.0% of the outstanding shares of TIMET Common Stock and 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons, Steven L. Watson, H. Joseph Maas, Douglas C. Weaver and certain other executive officers of Kronos Worldwide are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of any of the shares the CMRT holds, except to the extent of his or her individual vested beneficial interest, if any, in the assets the CMRT holds.

     Harold C. Simmons is the chairman of the board and chief executive officer of each of Kronos Worldwide and NL, vice chairman of the board of TIMET and the chairman of the board of each of Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

     By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of Common Stock that NL, Valhi or TFMC directly holds.

     All directors or executive officers of Kronos Worldwide who are also directors or executive officers of NL, Valhi, TFMC or their parent companies disclaim beneficial ownership of the shares of Common Stock that NL, Valhi or TFMC directly hold.

     Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 35,976 shares of Common Stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

     The Annette C. Simmons Grandchildren's Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 40,000 shares of Valhi Common Stock (the "Grandchildren's Trust"). Mr. Simmons, as co-trustee of the Grandchildren's Trust, has the power to vote and direct the disposition of the shares Valhi Common Stock the
     Grandchildren's Trust directly holds. Mr. Simmons disclaims beneficial ownership of any shares of Valhi Common Stock that the Grandchildren's Trust holds.

     NL and a subsidiary of NL directly hold 3,522,967 and 1,186,200 shares of Valhi Common Stock, respectively. NL is a majority owned subsidiary of Valhi. Pursuant to Delaware law, Valhi treats the shares of Valhi Common Stock that NL and NL's subsidiary directly hold as treasury stock for voting purposes, and for purposes of calculating the percentage ownership of the outstanding shares of Valhi Common Stock as of the Record Date in this proxy statement such shares are not deemed outstanding.

     The business address of Tremont, VGI, National, NOA, Dixie Holding, the Foundation, the CMRT and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360. The business address of TIMET is 1999 Broadway, Suite 4300, Denver, Colorado 80202.

(5) Includes (excludes) the following shares of Common Stock that such entity or individual received or distributed, as applicable, on March 29, 2005 in a dividend NL declared that was paid in the form of shares of Kronos Worldwide Common Stock, reported without duplication:


                                                    Number of Shares of Common
                                                   Stock Received (Distributed)
                                                   in NL Stock Dividend Paid on
            Name of Beneficial Owner                      March 29, 2005
     ----------------------------------------      -----------------------------
     Harold C. Simmons.......................                     145
     Valhi, Inc..............................                 221,319
     NL Industries, Inc......................                (266,229)
     TIMET Finance Management Company........                   1,218
     Annette C. Simmons......................                     380
     Glenn R. Simmons........................                      32
     R. Gerald Turner........................                       5
     Steven L. Watson........................                      42


     Kronos Worldwide understands that Contran and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Common Stock in the market, an assessment of the business of and prospects for Kronos Worldwide, financial and stock market conditions and other factors deemed relevant by such entities. Kronos Worldwide may similarly consider acquisitions of shares of Common Stock and acquisitions or dispositions of securities issued by related entities.

     Ownership of Related Companies. Certain Kronos Worldwide directors and executive officers own equity securities of certain Kronos Worldwide related companies. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the shares of NL and Valhi Common Stock held by each director, each named executive officer and all directors and executive officers as a group. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.


                                                      NL                                      Valhi
                                                 Common Stock                              Common Stock
                                   --------------------------------------   ------------------------------------
                                        Amount and                              Amount and
                                   Nature of Beneficial     Percent of      Nature of Beneficial      Percent of
Name of Beneficial Owner                Ownership (1)      Class (1)(2)        Ownership (1)         Class (1)(3)
------------------------           ---------------------  ---------------   ------------------       -----------
Harold C. Simmons...........             30,800  (4)(5)          *                  3,383  (4)             *
  Valhi, Inc................         40,350,931  (4)           83.1%                  n/a                 n/a
  TIMET Finance Management
    Company.................            222,100  (4)             *                    -0-                 -0-
  Valhi Group, Inc..........                -0-  (4)            -0-            92,739,554  (4)           77.6%
  National City Lines, Inc..                -0-  (4)            -0-            10,891,009  (4)            9.1%
  Contran Corporation.......                -0-  (4)            -0-             4,864,300  (4)(6)         4.1%
  Harold Simmons Foundation,
    Inc.....................                -0-  (4)            -0-             1,044,200  (4)             *
  The Combined Master
    Retirement Trust........                -0-  (4)            -0-               115,000  (4)             *
  Annette C. Simmons........             69,475  (4)             *                 43,400  (4)             *
  Annette C. Simmons
    Grandchildren's Trust...               -0-   (4)            -0-                40,000  (4)             *
                                   ------------                             -------------
                                     40,673,306                83.8%          109,740,846                 91.8%

Keith R. Coogan.............                -0-                 -0-                   -0-                 -0-
Cecil H. Moore, Jr..........                -0-                 -0-                   -0-                 -0-
George E. Poston............                -0-                 -0-                   -0-                 -0-
Glenn R. Simmons............              8,000  (4)(5)          *                 18,247  (4)(7)          *
Dr. R. Gerald Turner........              1,000  (5)             *                    -0-                 -0-
Steven L. Watson............             12,000  (4)(5)          *                117,246  (4)(5)          *
Dr. Ulfert Fiand............                -0-                 -0-                   -0-                 -0-
H. Joseph Maas..............              1,000  (5)             *                    -0-                 -0-
Douglas C. Weaver...........              6,800  (5)             *                    -0-                 -0-
All  directors and executive
  officers     of     Kronos
  Worldwide  as a group  (15
  persons)..................         40,702,106  (4)(5)        83.8%          110,044,105  (4)(5)(6)(7)  91.9%


--------------------
*    Less than 1%.

(1) Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual, entity or group assumes the exercise by such individual, entity or group (exclusive of others) of stock options that such individual, entity or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 48,547,134 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 119,535,878 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 3,522,967 and 1,186,200 shares of Valhi Common Stock held by NL and a subsidiary of NL, respectively, are treated as treasury stock for voting purposes and excluded from the amount of Valhi Common Stock outstanding.

(4) See footnote (4) to the "Ownership of Kronos Worldwide" table for a description of certain relationships among the individuals, entities or groups appearing in this table. All directors or executive officers of Kronos Worldwide who are also directors or executive officers of Valhi, TFMC, VGI, National, Contran, the Foundation or their parent companies disclaim beneficial ownership of the shares of NL or Valhi Common Stock that such entities directly hold. Based on the relationships described in footnote (4) to the "Ownership of Kronos Worldwide" table, these share amounts exclude certain shares that such individual, entity or group may be deemed to indirectly and beneficially own and as to which each such individual, entity or group disclaims beneficial ownership.

     Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly holds.

(5) The shares of NL Common Stock or Valhi Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to NL or Valhi stock option plans that such person or group may exercise within 60 days subsequent to the Record Date:


                                                    Shares of NL Common Stock     Shares of Valhi Common Stock
                                                   Issuable Upon the Exercise      Issuable Upon the Exercise
                                                        of Stock Options                of Stock Options
              Name of Beneficial Owner               On or Before May 27, 2005      On or Before May 27, 2005
     ------------------------------------------   -----------------------------  -----------------------------
     Harold C. Simmons........................                4,000                              -0-
     Glenn R. Simmons.........................                2,000                              -0-
     Steven L. Watson.........................                4,000                          100,000
     H. Joseph Maas...........................                1,000                              -0-
     Douglas C. Weaver........................                6,800                              -0-
     All directors  and executive  officers as a
       group (15 persons).....................               17,800                          266,600


(6) Includes 439,400 shares of Valhi Common Stock the CDCT No. 2 directly holds.

(7) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

     Compensation of Directors. In 2004, directors received an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of the Board of Directors or its committees. For the first two quarters of 2004, directors also received an annual retainer of $2,000, paid in quarterly installments, for each committee on which they served. Starting with the third quarter of 2004, the Board of Directors increased the director fees paid to members of the audit committee. The increase resulted in the chairman of the audit committee and any member of the committee who Kronos Worldwide identified as an "audit committee financial expert" for purposes of the annual proxy statement receiving an annual retainer of $10,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of the audit committee receiving an annual retainer of $5,000, paid in quarterly installments. If any director dies while serving on the Board of Directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. Kronos Worldwide reimburses its directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors or its committees.

     On the day of each annual stockholder meeting, each director receives a grant of shares of Common Stock as determined by the following formula based on the closing price of a share of Common Stock on the date of such meeting.


       Range of Closing Price Per                    Shares of Common
       Share on the Date of Grant                   Stock to Be Granted
       --------------------------                   -------------------
         Under $5.00                                       2,000
         $5.00 to $9.99                                    1,500
         $10.00 to $20.00                                  1,000
         Over $20.00                                         500


As a result of the $30.01 per share closing price of Common Stock on May 20, 2004, the date of the 2004 annual stockholder meeting, each director elected on that date received a grant of 500 shares of Common Stock.

     Intercorporate Services Agreements. Contran and certain of its subsidiaries, including Kronos Worldwide, have entered into intercorporate services agreements (collectively, the "ISAs") pursuant to which Contran, among other things, provides the services of certain of the named executive officers to certain of Contran's subsidiaries, including Kronos Worldwide and its subsidiaries. For a discussion of these ISAs, see "Certain Relationships and Transactions--Intercorporate Services Agreement."

     Summary of Cash and Certain Other Compensation of Executive Officers. The summary compensation table below provides information concerning annual and long-term compensation paid or accrued by Kronos Worldwide and its subsidiaries for services rendered to Kronos Worldwide and its subsidiaries during 2004, 2003 and 2002 by Kronos Worldwide's chief executive officer and four other executive officers with the highest total salary and bonus, or charge to Kronos Worldwide or its subsidiaries pursuant to an ISA between Kronos Worldwide and Contran (the "Contran ISA"), in 2004.


                         SUMMARY COMPENSATION TABLE (1)

                                                                 Annual Compensation (2)
                    Name and                              -------------------------------------     All Other
               Principal Position                  Year         Salary              Bonus          Compensation
-----------------------------------------------   ------  -----------------   -----------------  -----------------
Harold C. Simmons (3)..........................    2004   $     988,005 (3)   $        -0- (3)   $         -0-
Chairman  of  the  Board  and  Chief  Executive    2003         190,000 (3)            -0- (3)             -0-
Officer

Steven L. Watson (3)...........................    2004         363,905 (3)            -0- (3)             -0-
Vice Chairman of the Board

Dr. Ulfert Fiand...............................    2004         209,664 (4)        153,044 (4)(5)          -0-
President, Manufacturing and Technology            2003         173,786 (4)        121,650 (4)(5)          -0-
                                                   2002         128,827 (4)         89,388 (4)(5)          -0-

H. Joseph Maas.................................    2004         223,000            162,800 (5)          20,531 (6)
President, Sales and Marketing

Douglas C. Weaver..............................    2004         166,750             78,400 (5)          27,555 (6)
Senior Vice President, Development

----------------------

(1) For the periods presented for each named executive officer, no stock options or shares of restricted stock were granted nor payouts made pursuant to long-term incentive plans. Therefore, the columns for such compensation have been omitted.

(2) Other than Dr. Fiand, no named executive officer received "other annual compensation," as defined by SEC rules, from Kronos Worldwide or its subsidiaries. For each of the three years presented, Dr. Fiand received an annual automobile allowance that is less than the amount required to be reported pursuant to SEC rules. Therefore, the column for other annual compensation has been omitted.

(3) Messrs. Simmons and Watson are employees of Contran. The amounts shown in the summary compensation table as salary for them represent the portion of the fees Kronos Worldwide and subsidiaries paid pursuant to certain ISAs with respect to the services they rendered to Kronos Worldwide and its subsidiaries. During 2003, Mr. Simmons provided his services to Kronos Worldwide pursuant to a Services Agreement between NL, Kronos Worldwide and KII dated as of January 1, 1995 and amended as of April 1, 2002 (the "NL ISA"). Other than Mr. Simmons, the charges for executive officers' services under the NL ISA for 2003 to Kronos Worldwide were not specifically identifiable to a particular executive officer or did not exceed $100,000 and were not allocable between Kronos Worldwide and KII. During 2004, Messrs. Simmons and Watson provided their services to Kronos Worldwide pursuant to the Contran ISA.

     The components of salary shown in the summary compensation table for Messrs. Simmons and Watson are provided below. The Contran ISA fee for 2004 included amounts allocated to KII under the Contran ISA. The amount shown in the table as salary for each of Messrs. Simmons and Watson also includes director compensation paid to each of them by Kronos Worldwide.


                                                                 2003                     2004
                                                       -----------------------  -----------------------
     Harold C. Simmons
       Contran ISA Fee..............................   $           190,000 (a)  $           950,000 (a)
       Kronos Worldwide Cash Director Fees..........                   -0-                   23,000
       Kronos Worldwide Director Stock..............                   -0-                   15,005
                                                         -----------------        -----------------
                                                       $           190,000      $           988,005
                                                         =================        =================

     Steven L. Watson
       Contran ISA Fee..............................                            $           325,900 (a)
       Kronos Worldwide Cash Director Fees..........                                         23,000
       Kronos Worldwide Director Stock..............                                         15,005
                                                                                  -----------------
                                                                                $           363,905
                                                                                  =================


     (a) Mr. Simmons became an executive officer of Kronos Worldwide as of August 6, 2003. Mr. Watson became an executive officer of Kronos Worldwide as of October 8, 2004.

(4) Dr. Fiand receives his cash compensation in euros. Kronos Worldwide reports these amounts in the summary compensation table above in U.S. dollars based on an average exchange rate for each of 2004, 2003 and 2002 of $1.2347, $1.1212 and $0.9360 per (euro)1.00, respectively.

(5) Represents amounts Kronos Worldwide paid pursuant to Kronos Worldwide's share-in-performance plan. For a description of this plan, see "Executive Compensation Report."

(6) As shown below, all other compensation for 2004 for Messrs Maas and Weaver consisted of (i) matching contributions Kronos Worldwide made or accrued pursuant to the savings feature of the NL savings plan, (ii) retirement contributions Kronos Worldwide made or accrued pursuant to the NL savings plan and (iii) life insurance premiums Kronos Worldwide paid.


                                                                  NL Savings
                                                  NL Savings         Plan           Life
                                                    Plan          Retirement      Insurance
         Named Executive Officer       Year         Match        Contributions     Premiums        Total
     ------------------------------   ------      ----------     -------------    ---------      ---------
     H. Joseph Maas................    2004       $  7,432         $  11,275       $  1,824      $ 20,531

     Douglas C. Weaver.............    2004          8,200            16,400          2,955        27,555


     No Grants of Stock Options or Stock Appreciation Rights. Neither Kronos Worldwide nor any of its parent or subsidiary corporations granted any stock options or stock appreciation rights ("SARs") to the named executive officers during 2004.

     Stock Option Exercises and Holdings. The following table provides information with respect to each of the named executive officers concerning the aggregate amount the named executive officer realized in 2004 upon the exercise of stock options for NL Common Stock and the value of unexercised stock options for Valhi and NL Common Stock such officer held as of December 31, 2004. Neither Kronos Worldwide nor any of its parent or subsidiary companies has granted any SARs nor has Kronos Worldwide granted any stock options.



                  AGGREGATE STOCK OPTION EXERCISES IN 2004 AND
                         DECEMBER 31, 2004 OPTION VALUES


                                                   Number of Shares
                        Shares                        Underlying              Value of Unexercised
                       Acquired                  Unexercised Options at       In-the-Money Options
                          on                      December 31, 2004 (#)      at December 31, 2004 (1)
                       Exercise    Value       ---------------------------  ---------------------------
     Name                 (#)     Realized     Exercisable   Unexercisable  Exercisable   Unexercisable
------------------     --------  ---------     ------------ --------------  ------------ --------------
Harold C. Simmons
  NL Stock Options....     -0-   $    -0-           6,000          -0-      $  86,829      $   -0-

Steven L. Watson
  Valhi Stock Options.     -0-        -0-         100,000          -0-        815,000          -0-
  NL Stock Options....     -0-        -0-           4,000          -0-         54,254          -0-
                       -------   --------      ----------   ----------      ---------    ---------
                           -0-        -0-         104,000          -0-        869,254          -0-

Dr. Ulfert Fiand
  NL Stock Options....   7,000     62,533  (2)      3,600        3,400         38,214       41,951

H. Joseph Maas
  NL Stock Options....  11,800     93,525  (2)      3,600        3,400         38,214       41,951

Douglas C. Weaver
  NL Stock Options....  14,400    127,852  (2)      5,400        2,200         76,682       26,869

--------------------

(1) Each aggregate value is based on the difference between the exercise price of the individual stock options and the closing sales price per share of such underlying common stock on December 31, 2004. Such closing sales prices were $16.09 per share for Valhi Common Stock and $22.10 per share for NL Common Stock.

(2) The amount realized for each exercise is based on the difference between the same-day sales price per share of the underlying NL Common Stock issued upon exercise and the exercise price per share.

     Pension Plans. The Retirement Program of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In 1996, NL approved the suspension of all future accruals under the salaried component of the Pension Plan. The estimated accrued annual benefit payable under the Pension Plan upon retirement at normal retirement age for Messrs. Maas and Weaver is $26,778 and $32,527, respectively.

     Dr. Fiand is eligible to receive a pension through KII's German operations ("Kronos Germany") through the Bayer Pensionskasse and the Supplemental Pension Promise. All of KII's employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently (euro)62,400) and the Bayer Pensionskasse provides a benefit of 44% of such employee's accumulated contributions (with a minimum benefit of approximately (euro)13 per month). The Supplemental Pension Promise also covers all employees of Kronos Germany who have completed ten years of service. Kronos Germany accrues 11.25% of participants' eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of (euro)109,200. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by Kronos Germany. Benefits for both plans are payable upon retirement and the attainment of ages specified in the plans. No amounts were paid or distributed under these plans to Dr. Fiand in 2004. As of December 31, 2004, the estimated accrued annual benefit payable upon normal retirement at normal retirement age for Dr. Fiand is (euro)27,588.

     Chief Operations Management Consultant. Following his resignation as chief executive officer of Kronos Worldwide in July 2003, Dr. Lawrence A. Wigdor entered into a consultancy arrangement with Kronos Worldwide pursuant to which Dr. Wigdor provides ongoing management services to Kronos Worldwide's titanium dioxide operations. Dr. Wigdor received $461,000 on August 1, 2003 and monthly payments of $84,000 beginning on August 1, 2003. On February 1, 2004, Dr. Wigdor received a payment under the arrangement of $461,000 based on Kronos Worldwide having achieved 2003 segment profit (as Kronos Worldwide defines that term internally) of in excess of $130 million. For 2004, Dr. Wigdor received an annual discretionary bonus of $1.0 million. For the term of the arrangement, Dr. Wigdor will receive annual discretionary bonuses as determined by the chief executive officer. Under the consultancy arrangement, as amended in February 2004, if Kronos Worldwide terminates the consultancy arrangement prior to December 31, 2006, Dr. Wigdor will receive twelve months compensation and medical and dental coverage through December 31, 2006 and a pro-rata portion of any bonus for the year in which the termination occurs. The arrangement provides Dr. Wigdor various other benefits, including, medical and dental benefits and office and secretarial support at Kronos Worldwide's New Jersey office.

     In January 2004, NL paid Dr. Wigdor approximately $408,500 to repurchase and cancel previously granted stock options he held that were exercisable at varying exercise prices for an aggregate of 63,800 shares of NL Common Stock. The purchase price was determined based on a value of the underlying shares of NL Common Stock of $12.70 per share.

     In addition, during 2004, Dr. Wigdor exercised previously granted stock options for 148,500 shares of NL Common Stock and realized an aggregate value from the sale of such shares of $721,732. The amount he realized upon the exercise of stock options is based on the difference between his sales prices per share of NL Common Stock on the day of each exercise and the exercise price per share. At December 31, 2004, Dr. Wigdor held exercisable stock options to purchase 41,300 shares of NL Common Stock and unexercisable stock options to purchase 60,000 shares of NL Common Stock. Based on the difference between the exercise price of his individual stock options and the $22.10 per share closing sales price of NL Common Stock on December 31, 2004, the value of his exercisable and unexercisable stock options to purchase NL common stock was $382,636 and $754,100, respectively.

     Following his resignation in July 2003, Dr. Wigdor elected to receive his retirement benefits under the Pension Plan at an early retirement age. He began receiving a monthly payment amount of $2,428 in August 2003, which will continue for the remainder of his life.

     During 2004, Dr. Wigdor's sister-in-law was employed by Kronos Worldwide and was paid $43,300 and received customary employee benefits, including medical insurance. She continues to be employed by Kronos Worldwide. Additionally, during 2004, Kronos Worldwide employed Dr. Wigdor's son and paid him $74,550.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides summary information as of December 31, 2004 with respect to equity compensation plans under which Kronos Worldwide's equity securities may be issued to employees or nonemployees (such as directors, consultants, advisers, vendors, customers, suppliers and lenders) in exchange for goods or services.

                                         Column (A)                   Column (B)                   Column (C)
                                --------------------------    -------------------------    -------------------------
                                                                                             Number of Securities
                                                                                            Remaining Available for
                                                                                             Future Issuance Under
                                Number of Securities to be    Weighted-Average Exercise    Equity Compensation Plans
                                  Issued Upon Exercise of       Price of Outstanding         (Excluding Securities
                                    Outstanding Options,              Options,                   Reflected in
        Plan Category               Warrants and Rights         Warrants and Rights               Column (A))
---------------------------     --------------------------    -------------------------    -------------------------
Equity  compensation  plans
approved     by    security
holders....................                   -0-                    $    -0-                       147,000

Equity  compensation  plans
not  approved  by  security
holders....................                   -0-                         -0-                           -0-

Total......................                   -0-                         -0-                       147,000


                         CORPORATE GOVERNANCE DOCUMENTS

     Code of Business Conduct and Ethics. Kronos Worldwide has adopted a code of business conduct and ethics that applies to all of Kronos Worldwide's directors, officers and employees, including Kronos Worldwide's principal executive officer, principal financial officer, principal accounting officer and controller. Only the Board of Directors may amend the code. Only Kronos Worldwide's audit committee or other committee of the Board of Directors with specific delegated authority may grant a waiver of the code. Kronos Worldwide will disclose amendments to, or waivers of, the code as required by law and the applicable rules of the NYSE.

     Corporate Governance Guidelines. Kronos Worldwide has adopted corporate governance guidelines to assist the Board of Directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, independence standards and responsibilities, approval procedures for ISAs and that the audit committee chairman preside at all meetings of the independent directors.

     Audit Committee Charter. Kronos Worldwide has adopted an audit committee charter under which the audit committee operates. Among other things, the audit committee charter provides the purpose, authority, resources and responsibilities of the committee.

     A copy of each of these three documents, among others, is available on Kronos Worldwide's website at www.kronostio2.com under the corporate governance section. In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of Kronos Worldwide's corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Kronos Worldwide's executive officers, directors and persons who own more than 10% of a registered class of Kronos Worldwide's equity securities to file reports of ownership with the SEC, the NYSE and Kronos
Worldwide. Based solely on the review of the copies of such forms and representations by certain reporting persons, Kronos Worldwide believes that for 2004 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), except that Harold C. Simmons filed a Form 4 on December 21, 2004 that reported two transactions by his wife on March 2, 2004.

                          EXECUTIVE COMPENSATION REPORT

     During  2004,  Kronos  Worldwide's   independent  directors  and  the  MD&C
Committee administered matters regarding the compensation of Kronos Worldwide's executive officers.

Contran ISA

     During 2004, Kronos Worldwide paid certain fees to Contran for services provided pursuant to the Contran ISA, including the services of the following executive officers of Kronos Worldwide:


        Name                         Positions with Kronos Worldwide
-----------------------    -----------------------------------------------------
Harold C. Simmons          Chairman of the Board and Chief Executive Officer
Steven L. Watson           Vice Chairman of the Board
James W. Brown             Vice President and Controller
Robert D. Graham           Vice President, General Counsel and Secretary
Kelly D. Luttmer           Vice President and Tax Director
John A. St. Wrba           Vice President and Treasurer
Gregory M. Swalwell        Vice President, Finance and Chief Financial Officer


     Contran annually determines the aggregate fee to charge Kronos Worldwide and its subsidiaries based on (i) an estimate of the amount of time each Contran employee that performs services for Kronos Worldwide and its subsidiaries will spend on such services over the year and (ii) Contran's cost related to such employee, which includes the employee's base salary, incentive compensation and an overhead component that takes into account other employment costs, including medical benefits, unemployment and disability insurance and pension costs and other costs of providing an office, equipment and supplies related to the provision of such services. The portion of the annual charge Kronos Worldwide pays under the Contran ISA for the services of any particular individual is capped at $1.0 million to enhance Kronos Worldwide's ability to deduct such charge for federal income tax purposes. The amount of the fee Kronos Worldwide paid in 2004 under the Contran ISA for a person who provided services to Kronos Worldwide or its subsidiaries represents, in management's view, the reasonable equivalent of "compensation" for such services. It is also management's view that the proposed aggregate charge to Kronos Worldwide under the Contran ISA is fair to Kronos Worldwide and its stockholders. See "Certain Relationships and Transactions--Intercorporate Services Agreement" for the aggregate amount Kronos Worldwide paid to Contran in 2004 under the Contran ISA. For each named executive officer that was a Contran employee in 2004, the portion of the annual charge Kronos Worldwide paid in 2004 to Contran under the Contran ISA attributable to the services of such executive officer is set forth under footnote (3) to the summary compensation table in this proxy statement. The amount charged under the Contran ISA is not dependent upon Kronos Worldwide's financial performance.

     Based upon the independent directors' review of Contran's ISA allocation process and documentation as to how Contran determines the necessary personnel, the estimated number of full time employees that are required to provide services and the cost of such services under the Contran ISA and their related discussions with management, the independent directors agreed that such aggregate 2004 charge from Contran under the Contran ISA was fair and reasonable to Kronos Worldwide and its stockholders. In making such determination, the independent directors relied on their collective business experience and judgment.

Other Executive Officers

     In 2004, the MD&C Committee administered certain matters regarding the compensation of Ulfert Fiand, H. Joseph Maas and Douglas C. Weaver, executive officers and employees of Kronos Worldwide or one of its subsidiaries. For 2004, Kronos Worldwide's cash compensation for executive officers generally consisted of two primary components: base salary and annual operating earnings bonus awards provided by Kronos Worldwide's Share-in-Performance Program.

     Base Salaries. Kronos Worldwide's management establishes base salaries for executive officers employed by Kronos Worldwide or its subsidiaries on a position-by-position basis by conducting annual internal reviews of salary levels in an attempt to rank salary and job value to each position. The MD&C Committee reviews changes in salaries, including those for Messrs. Fiand, Maas and Weaver. In 2004, the MD&C Committee reviewed an increase in base salaries for Kronos Worldwide's employees, including Messrs. Fiand, Maas and Weaver, by the expected inflation rate in the applicable country for the employee. The aggregate average percentage increase for 2004 in base salary was 2.0%.

     Bonuses. Operating earnings bonus awards under Kronos Worldwide's Share-in-Performance Plan constitute a significant portion of the potential annual cash compensation for Messrs. Fiand, Maas and Weaver. Based on the business plan for the year and management's recommendation, in February 2004, the MD&C Committee sets Kronos Worldwide's year-end operating earnings goals at three levels: a threshold level, which is the minimum operating earnings level for any award to be made under the Share-in-Performance Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The chief executive officer, with the assistance of the Company's chief operating management consultant and chief financial officer, selected the participants in the Share-in Performance Plan and determined the bonus awards for each participant that would be paid upon Kronos Worldwide's achievement of the operating earnings target at each level. An executive officer's cash compensation is designed to result in below competitive compensation levels if the Minimum Level is not achieved.

     Pursuant to the Share-in-Performance Plan, if operating earnings fall below the Minimum Level, no operating earnings bonus award is paid. For 2004, if Kronos Worldwide achieved operating earnings at 85% or higher of the Target
Level but did not achieve the Target Level, a participant would receive a reduced Target Level annual operating earnings bonus award, reduced by the pro rata amount by which the achieved operating earnings was less than the Target Level. As a result of Kronos Worldwide achieving 2004 operating earnings at the Target Level, Messrs. Fiand, Maas and Weaver received the operating earnings bonus awards set forth next to their name for 2004 in the bonus column of the summary compensation table in this proxy statement.

     Common Stock Based Compensation. In 2004, the MD&C Committee administered matters regarding the Common Stock based compensation of Kronos Worldwide's executive officers. In 2004, however, management did not recommend any Common Stock based compensation and the MD&C Committee did not grant any such compensation to any executive officers other than annual stock grants to Kronos Worldwide's directors, including the chief executive officer and the vice chairman of the board, for their services as directors. The MD&C Committee does not currently anticipate granting Common Stock based compensation to anyone in 2005 other than these annual grants of stock to directors. See "Compensation of Directors and Executive Officers and Other Information--Compensation of Directors."

Deductibility of Compensation

     Section 162(m) of the Code generally disallows a tax deduction to public companies for non-performance based compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is Kronos Worldwide's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances Kronos Worldwide's ability to deduct fully such compensation.

     The following individuals, in the capacities indicated, hereby submit the foregoing report.

     R. Gerald Turner                           George E. Poston
     Chairman of the MD&C Committee and         Member of the MD&C Committee and
     Independent Director                       Independent Director

     Cecil H. Moore, Jr.
     Independent Director

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Relationships with Related Parties. As set forth under "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control Kronos Worldwide. Kronos Worldwide and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party. Kronos Worldwide periodically considers, reviews and evaluates and understands that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that Kronos Worldwide might be a party to one or more of such transactions in the future. In connection with these activities Kronos Worldwide may consider issuing additional equity securities or incurring additional indebtedness. Kronos Worldwide's acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of Kronos Worldwide to engage in transactions with related parties on terms, in the opinion of Kronos Worldwide, no less favorable to Kronos Worldwide than could be obtained from unrelated parties.

     Certain directors or executive officers of Contran, CompX, Keystone, NL, TIMET or Valhi also serve as directors or executive officers of Kronos Worldwide. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among Kronos Worldwide and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Intercorporate Services Agreements. Under the ISAs, employees of one company will provide certain services, including executive officer services, to the other company on a fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient's business. The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the affairs of the recipient and the employer's cost related to such employees, which includes the employees' cash compensation and an overhead component that takes into account other employment costs of the employees. Each of the ISAs in their current form extends on a quarter-to-quarter basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the large number of companies affiliated with Contran and Kronos Worldwide, Kronos Worldwide believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge is reviewed and approved by the independent directors of the company.

     Effective January 1, 2004, Kronos Worldwide entered into the Contran ISA. Under the Contran ISA, Kronos Worldwide paid fees of approximately $4.4 million for services provided in 2004. In 2005, Kronos Worldwide anticipates paying Contran approximately $5.7 million for services to be provided under the Contran ISA. Kronos Worldwide also pays director fees and expenses directly to Messrs. Glenn and Harold Simmons and Watson for their services as Kronos Worldwide directors.

     Loans between Related Parties. On the December 8, 2003, immediately prior to NL's distribution of 48.8% of the outstanding Common Stock, Kronos Worldwide distributed a $200 million dividend to NL in the form of a long-term note payable. The $200 million long-term note payable to NL was unsecured and bore interest at 9% per annum, with interest payable quarterly and all principal due in 2010. On September 24, 2004, NL completed the acquisition of 68.4% of the outstanding shares of CompX class A and B common stock previously held by Valhi and Valcor, Inc., a wholly owned subsidiary of Valhi ("Valcor"). NL paid the purchase price for these shares by transferring to Valhi and Valcor an aggregate $168.6 million of the $200 million long-term note receivable from Kronos Worldwide. In October 2004, Valcor distributed its note receivable from Kronos Worldwide to Valhi, and subsequently, Kronos Worldwide prepaid $100.0 million of the consolidated note payable to Valhi principally using available cash on hand. In December 2004, Kronos Worldwide prepaid the remaining balances on the notes due Valhi and NL that were originally represented by the $200 million long-term note and the related notes were cancelled.

     From time to time, other loans and advances are made between Kronos Worldwide and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When Kronos Worldwide loans funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to Kronos Worldwide, Kronos Worldwide believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When Kronos Worldwide borrows from related parties, it is generally able to pay a lower rate of interest than it would pay if it borrowed from other parties.

     Interest income on all loans to unconsolidated related parties was nil in 2004. Interest expense on all loans from unconsolidated related parties was $15.2 million in 2004.

     Short-Swing Trading Profits. From December 2004 through January 2005, NL sold certain shares of Common Stock in the open-market. In the six months prior to such sales, Valhi had purchased shares of Common Stock in the open-market. Pursuant to section 16(b) of the Exchange Act, certain of such sales and purchases might be deemed to be matched for purposes of computing short-swing profits. As a result, Valhi made several voluntary payments to Kronos Worldwide concurrently with NL's sales transactions aggregating approximately $600,000, which amount represents the maximum amount of any possible short-swing profits resulting from these transactions.

     Insurance Matters. Contran and Kronos Worldwide participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and affiliates, including Kronos Worldwide and certain of its subsidiaries and affiliates, purchase certain of their insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines Insurance Company, including Valmont Insurance Company that merged into Tall Pines in December 2004 ("Tall Pines"), and EWI RE, Inc. ("EWI") provide for or broker these insurance policies. Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management firm wholly owned by NL. A son-in-law of Harold C. Simmons serves as EWI's chairman of the board and chief executive officer and is compensated as an employee of EWI. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

     With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or affiliates, including Kronos Worldwide, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. Kronos Worldwide believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

     During 2004, Contran and its related parties paid premiums of approximately $15.1 million for policies Tall Pines provided or EWI brokered, including approximately $8.1 million paid by Kronos Worldwide and Louisiana Pigment Company, L.P., a partnership of which subsidiaries of Kronos Worldwide and Huntsman LLC each own 50% ("LPC"). These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI. In Kronos Worldwide's opinion, the amounts that Kronos Worldwide and LPC paid for these insurance policies and the allocation among Kronos Worldwide and its affiliates of relative insurance premiums are reasonable and at least as favorable to those they could have obtained through unrelated insurance companies or brokers. Kronos Worldwide expects that these relationships with Tall Pines and EWI will continue in 2005.

     Tax Matters. Prior to December 8, 2003, Kronos Worldwide and its qualifying subsidiaries were members of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). As a member of the NL Tax Group, Kronos Worldwide was a party to a tax sharing agreement (the "NL Tax Agreement"). The NL Tax Group, including Kronos Worldwide, was included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL and its qualifying subsidiaries, including Kronos Worldwide, compute provisions for U.S. income taxes on a separate-company basis using tax elections made by Contran. Pursuant to the NL Tax Agreement and using tax elections made by Contran, Kronos Worldwide makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the NL Tax Group but instead had been a separate taxpayer. Refunds are generally limited to amounts previously paid under the NL Tax Agreement.

     Effective December 8, 2003, Kronos Worldwide and its qualifying subsidiaries ceased being members of the NL Tax Group, but Kronos Worldwide and its qualifying subsidiaries remained as members of the Contran Tax Group. Kronos Worldwide entered into a new tax sharing agreement with Valhi and Contran, which contains similar terms as the NL Tax Agreement (the "Valhi Tax Agreement").

     Kronos Worldwide is also a part of consolidated tax returns filed by Contran in certain United States state jurisdictions. For such consolidated state tax returns, intercompany allocations of state tax provisions are computed on a separate company basis using tax elections made by Contran. As a result, Kronos Worldwide makes payments or receives payments in the amounts that would have been paid to or received from the respective state tax authority had Kronos Worldwide not been a part of the consolidated state tax return.

     Under certain circumstances, tax regulations could require Contran to treat items differently than Kronos Worldwide would have treated them on a stand alone basis. Pursuant to the NL Tax Agreement and consolidated state tax returns, Kronos Worldwide received approximately $1.2 million from NL in 2004. Pursuant to the Valhi Tax Agreement, Kronos Worldwide paid approximately $0.3 million to Valhi in 2004.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Common Stock against the cumulative total return of the S&P 500 Index and the S&P 500 Diversified Chemicals Index for the period commencing December 8, 2003 (the initial date the Common Stock traded publicly) and ending December 31, 2004. The graph shows the value at December 31 of each year assuming an original investment of $100 and the reinvestment of dividends.

   Comparison of Cumulative Return among Kronos Worldwide, Inc. Common Stock, the S&P 500 Index and the S&P 500 Diversified Chemicals Index

                         [PERFORMANCE GRAPH GOES HERE]

                                                 December 8,     December 31,    December 31,
                                                    2003            2003            2004
                                                 -----------     -----------     -----------
Kronos Worldwide, Inc.........................      $100            $129            $243

S&P 500 Index.................................       100             104             115

S&P 500 Diversified Chemicals Index...........       100             105             122


                             AUDIT COMMITTEE REPORT

     The audit committee of the Board of Directors is comprised of four directors and operates under a written charter adopted by the Board of Directors. All members of the audit committee meet the independence standards established by the Board of Directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on Kronos Worldwide's website at www.kronostio2.com under the corporate governance section.

     Kronos Worldwide's management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. The independent auditor is responsible for auditing Kronos Worldwide's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. The independent auditor is also responsible for auditing Kronos Worldwide's internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management's assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. The audit committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of Kronos Worldwide's financial reporting process. In its oversight role, the audit committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP ("PwC"), Kronos Worldwide's independent auditor for 2004. The audit committee also reviewed and discussed internal control over financial reporting with management and with PwC.

     The audit committee met with PwC and discussed any issues deemed significant by the independent auditor, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit
Committee, as amended. PwC has provided to the audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with PwC that firm's independence. The audit committee also concluded that PwC's provision of non-audit services to Kronos Worldwide and its affiliates is compatible with PwC's independence.

     Based upon the foregoing considerations, the audit committee recommended to the Board of Directors that Kronos Worldwide's audited financial statements be included in its Annual Report on Form 10-K for 2004.

     Members of the audit committee of the Board of Directors respectfully submit the foregoing report.

     Cecil H. Moore, Jr.                        George E. Poston
     Chairman of the Audit Committee            Member of the Audit Committee

     Keith R. Coogan                            Dr. R. Gerald Turner
     Member of the Audit Committee              Member of the Audit Committee

                           INDEPENDENT AUDITOR MATTERS

     Independent Auditor. PwC served as Kronos Worldwide's independent auditor for the year ended December 31, 2004. Kronos Worldwide's audit committee has appointed PwC to review Kronos Worldwide's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2005. Kronos Worldwide expects PwC will be considered for appointment to audit Kronos Worldwide's annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2005. Representatives of PwC are not expected to attend the Meeting.

     Fees Paid to PwC. The following table shows the aggregate fees PwC has billed or is expected to bill to Kronos Worldwide and its subsidiaries for services rendered for 2003 and 2004.


                 Type of Fees                    2003           2004
    -------------------------------------    ------------   ------------
    Audit Fees (1).......................    $    891,709   $  2,571,259
    Audit-Related Fees (2)...............          73,773         20,236
    Tax Fees (3).........................         124,873         51,735
    All Other Fees.......................             -0-            -0-
                                             ------------   ------------

    Total................................    $  1,090,355   $  2,643,230
                                             ============   ============

--------------------

(1)  Fees for the following services:

     (a) audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting for 2004;
     (b) reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
     (c) consents and assistance with registration statements filed with the SEC; (d) normally provided statutory or regulatory filings or engagements for each year; and
     (e) the estimated out-of-pocket costs PwC incurred in providing all of such services for which Kronos Worldwide reimburses PwC.

(2) Fees for assurance and related services reasonably related to the audit or review of Kronos Worldwide's financial statements for each year. These services included employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(3)  Permitted fees for tax compliance, tax advice and tax planning services.

     Preapproval Policies and Procedures. On February 17, 2005, the audit committee adopted an amended and restated preapproval policy, a copy of which is attached as Appendix A to this proxy statement, with respect to preapproving engagements of PwC to perform audit or nonaudit services on behalf of Kronos Worldwide or any of its subsidiaries. As of May 6, 2003, the NL audit committee became responsible for preapproving every engagement of PwC to perform audit or nonaudit services on behalf of Kronos Worldwide or any of its subsidiaries. For 2004, the Kronos Worldwide audit committee became responsible for approving such services. From May 6, 2003 to December 31, 2003, the NL audit committee preapproved the engagement of PwC for all such services. For 2004, the Kronos Worldwide audit committee preapproved the engagement of PwC for all such services.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

   STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2006 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at Kronos Worldwide's annual stockholder meetings, consistent with rules adopted by the SEC. Kronos Worldwide must receive such proposals not later than December 19, 2005 to be considered for inclusion in the proxy statement and form of proxy card relating to the Annual Meeting of Stockholders in 2006. Kronos Worldwide's bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on Kronos Worldwide's books, the number of shares of Common Stock the stockholder holds and any material interest the stockholder has in the proposal.

     The Board of Directors will consider the director nominee recommendations of Kronos Worldwide stockholders. Kronos Worldwide's bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a Kronos Worldwide director if elected.

     The Board of Directors has no specific minimum qualifications for director candidates. The Board of Directors will consider a potential director nominee's ability to satisfy the need, if any, for any required expertise on the Board of Directors or one of its committees. Historically, Kronos Worldwide's management has recommended director nominees to the Board of Directors. Because under the NYSE listing standards Kronos Worldwide may be deemed to be a controlled company, the Board of Directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

     For proposals or director nominations to be brought at the 2006 Annual Meeting of Stockholders but not included in the proxy statement for such meeting, Kronos Worldwide's bylaws require that the proposal or nomination must be delivered or mailed to the principal executive offices of Kronos Worldwide in most cases no later than March 4, 2006. Proposals and nominations should be addressed to: Corporate Secretary, Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                   COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board of Directors may do so through the following procedures. Stockholder communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to Kronos Worldwide ("Accounting Complaints or Concerns") may be sent to the attention of Kronos Worldwide's corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Stockholder communications that relate to matters that are within the scope of the responsibilities of the Board of Directors and its committees, or summaries of such communications, will be forwarded to the chairman of the audit committee.

     Accounting Complaints or Concerns, which may be made anonymously, should be sent to the attention of Kronos Worldwide's general counsel with a copy to Kronos Worldwide's chief financial officer at the same address as the corporate secretary. Accounting Complaints or Concerns will be forwarded to the chairman of the audit committee. Kronos Worldwide will keep Accounting Complaints or Concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in an Accounting Complaint or Concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

                         2004 ANNUAL REPORT ON FORM 10-K

     A copy of Kronos Worldwide's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is included as part of the annual report mailed to Kronos Worldwide's stockholders with this proxy statement. This Annual Report on Form 10-K may also be accessed on Kronos Worldwide's website at www.kronostio2.com.

                                ADDITIONAL COPIES

     Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of Kronos Worldwide communications, the stockholder should notify his or her broker. Additionally, Kronos Worldwide will promptly deliver a separate copy of Kronos Worldwide's 2004 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

         To obtain copies of Kronos Worldwide's 2004 annual report or this proxy statement without charge, please mail your request to the attention of
Robert D.
Graham, Corporate Secretary, at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

                                           KRONOS WORLDWIDE, INC.




                                           Dallas, Texas
                                           April 18, 2005

                                   Appendix A

                             Kronos Worldwide, Inc.

                       AUDIT COMMITTEE PREAPPROVAL POLICY

                  AMENDED AND RESTATED AS OF FEBRUARY 17, 2005

                                ----------------


                      Section 1. -- Statement of Principles

     The Audit Committee is required, subject to any de-minimus exceptions permitted by applicable law or regulation, to preapprove the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditors' independence.

     This Policy applies to services provided by the accounting firm that serves Kronos Worldwide, Inc. and its subsidiaries (the "Company") as its primary independent auditor, and any international affiliates thereof.

     Unless a type of service to be provided by the independent auditor is subject to preapproval under Sections 3 or 4 of this Policy, it will require specific preapproval by the Audit Committee under Section 2 of this Policy. In addition, any proposed services subject to preapproval under Section 3 of this Policy that exceeds the applicable preapproved fee level will also require preapproval under either Section 2 or Section 4 of this Policy. Notwithstanding the foregoing, the preapproval requirements under this Policy are waived with respect to the provision of permitted non-Audit Services to the extent allowed by applicable law or regulation.

                       Section 2. -- Specific Preapproval

     Subject to Sections 4 and 5 of this Policy, the following describes the Audit and Audit-related services to be provided by the independent auditor that must have the specific preapproval of the Audit Committee before the independent auditor can be engaged:

     o Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     o Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q;
     o Services associated with registration statements filed by the Company with the Securities and Exchange Commission ("SEC"), including responding to SEC comment letters and providing comfort letters;
     o Statutory audits or annual audits of the annual financial statements of subsidiaries of the Company;
     o Quarterly review procedures of the interim financial statements of subsidiaries of the Company;
     o Services associated with potential business acquisitions/dispositions involving the Company;
     o Any other services provided to the Company not specifically described above or in Section 3 of this Policy; and
     o Any material changes in terms, conditions or fees with respect to the foregoing resulting from changes in audit scope, Company structure or other applicable matters.

                  Section 3. -- Other Categories of Preapproval

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of all of the services described below does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence.

     Subject to Section 5 of this Policy, the following Audit, Audit-related, Tax and All Other services to be provided by the independent auditor will have the preapproval of the Audit Committee, subject to the limitation that the aggregate fees for such services provided by the independent auditor in any calendar year may not exceed the limits established by the Audit Committee. The Audit Committee will periodically revise the list of pre-approved services and the fee limitation based on subsequent determinations as it deems appropriate.

     o    Audit Services:

          o Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies; and
          o Assistance with responding to SEC comment letters received by the Company other than in connection with a registration statement filed with the SEC.

     o    Audit-related Services:

          o Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies (note, under SEC rules, some consultations may be "audit" rather than "audit-related").
          o    Financial  statement  audits  of  employee  benefit  plans of the
               Company;
          o Agreed-upon or expanded audit procedures related to the Company's accounting records required to respond to or comply with financial, accounting, legal, regulatory or contractual reporting requirements; and
          o Internal control reviews and assistance with internal control reporting requirements of the Company (to the extent permitted by applicable rule or regulation).

     o    Tax Services:

          o Consultations with the Company's management as to the tax treatment of transactions or events and/or the actual or potential tax impact of final or proposed laws, rules and regulations in U.S. federal, state and local and international jurisdictions;
          o Consultations with the Company's management related to compliance with existing or proposed tax laws, rules and regulations in U.S. federal, state and local and international jurisdictions; o Assistance in the preparation of and review of the Company's U.S. federal, state and local and international income, franchise and other tax returns;
          o Assistance with tax inquiries, audits and appeals of the Company before the U.S. Internal Revenue Service and similar state, local and international agencies;
          o Consultations with the Company's management regarding domestic and international statutory, regulatory or administrative tax developments;
          o    Transfer pricing and cost segregation studies of the Company; and
               o Expatriate tax assistance and compliance for the Company and its employees.

     o    Other Services:

          o Assistance with corporate governance matters (including preparation of board minutes and resolutions) and assistance with the preparation and filing of documents (such as paperwork to register new companies or to de-register existing companies) involving the Company with non-U.S. governmental and regulatory agencies, provided, however, that the non-U.S. jurisdiction in which such services are provided does not require that the individual providing such service be licensed, admitted or otherwise qualified to practice law.

     Any services provided by the independent auditor under this Section of the Policy shall be reported to the full Audit Committee by an officer of the Company at the first meeting of the Audit Committee held subsequent to the engagement of the independent auditor to provide such services. Such report shall include detailed back-up documentation provided by the independent auditor regarding the services provided.

                            Section 4. -- Delegation

     Subject to Section 5 of this Policy, the Audit Committee has delegated preapproval authority to the Audit Committee Chairman or his/her designee for
(i) any proposed services described in Section 3 of this Policy to the extent that the aggregate fees for such services provided by the independent auditor during the then-current calendar year has exceeded the limits established by the Audit Committee or (ii) any other proposed services that are not described in
Section 3 of this Policy that the Audit Committee Chairman or his/her designee determines to be appropriate or necessary. The Chairman or his/her designee shall report any pre-approval decisions under this Section 4 of the Policy to the full Audit Committee at the first meeting of the Audit Committee held subsequent to such pre-approval decision. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

                   Section 5. -- Prohibited Non-Audit Services

     The following is a list of non-audit services for which the independent auditor is prohibited from providing to the Company under the terms of the SEC's rules on auditor independence, or otherwise:


     o Bookkeeping or other services related to the accounting records or financial statements of the Company;
     o    Financial information systems design and implementation;
     o Appraisal or valuation services, fairness opinions or contribution-in-kind reports;
     o    Actuarial services; o Internal audit outsourcing services;
     o    Management functions;
     o    Human resources;
     o    Broker, dealer, investment adviser or investment banking services;
     o Any service for which no fee would be charged unless a specified finding or result is obtained, or in which the amount of the fee is otherwise dependent upon the finding or result of such service (other than any such fee which is fixed by a court of competent authority or other public authorities and not dependent on a finding or result);
     o Any tax service involving (i) a listed transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(2) or (ii) a confidential transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(3), or that would be a confidential transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(3) if the fee for the transaction were equal to or more than the minimum fee described in 26 C.F.R. ss. 1.6011.1-4(b)(3);
     o Legal services to the extent that the jurisdiction in which such services are provided requires that the individual providing such service be licensed, admitted or otherwise qualified to practice law; and
     o    Expert services unrelated to the audit.

                            Section 6. -- Procedures

     Applications to provide services that require preapproval by the Audit Committee under Section 2 of this Policy, or that require preapproval of the Chairman of the Audit Committee or his/her designee under Section 4 of this Policy, must be made by an auditor in writing. Such an application, which shall include detailed back-up documentation provided by the independent auditor regarding the services provided, shall be submitted to the Audit Committee or the Chairman of the Audit Committee, as applicable, for final resolution.

                        Section 7. -- Engagement Letters

     Engagement of the independent auditor under this Policy to provide the following services must be evidenced pursuant to a written engagement letter with the independent auditor that must at least be signed by the Chairman of the Audit Committee or his/her designee before the engagement can commence:

     o Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     o Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q; and
     o Any engagement for which applicable professional standards of the independent auditor require an engagement letter.

     Any other engagement of the independent auditor under this Policy may be evidenced pursuant to a written engagement letter with the independent auditor, as may be required by the Audit Committee, the Chairman of the Audit Committee or his/her designee, the independent auditor or an officer of the Company, before the engagement can commence. Any such engagement letter may, but is not required to, be signed by the Chairman of the Audit Committee or his/her designee.

                             KRONOS WORLDWIDE, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

Dear Stockholder:

Kronos Worldwide, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return this proxy card.

1. To vote over the internet:

     o    Log   on   to   the    internet    and    go   to   the    web    site
          http://www.eproxyvote.com/kro. Internet voting will be available until 12:01 A.M. on May 19, 2005.

2. To vote over the telephone:

     o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on May 19, 2005.

     o    Non-U.S. stockholders should call 1-201-536-8073.

Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, dated and returned this proxy card. If you vote your shares electronically, do not mail back this proxy card.

                  Your vote is important. Thank you for voting.

                                   DETACH HERE
-------------------------------------------------------------------------------
Proxy

                             KRONOS WORLDWIDE, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KRONOS WORLDWIDE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2005


The undersigned hereby appoints Gregory M. Swalwell, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2005 Annual Meeting of Stockholders (the "Meeting") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), to be held at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 19, 2005, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Kronos Worldwide standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

      THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KRONOS WORLDWIDE PROXY
                  STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote "FOR" all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Kronos Worldwide, Inc.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8003
EDISON, NJ   08818-8003

                Your vote is important. Please vote immediately.

      Vote-by-Internet                         Vote-by-Telephone

Log on to the internet and go to          Call toll-free
http://www.eproxyvote.com/kro.            1-877-PRX-VOTE (1-877-779-8683)

Follow the easy steps outlined            Follow the easy recorded instructions.
on the secured website.


  If you vote over the internet or by telephone, please do not mail your card.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
-------------------------------------------------------------------------------

[ X ] Please mark votes as in this example.

This proxy, if properly executed, will be voted as specified below by you. If no direction is given, this proxy will be voted "FOR" all nominees for directors listed below and "FOR" proposal 2.

-------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" all nominees for director listed below and "FOR" proposal 2.
-------------------------------------------------------------------------------

1.       Election of Directors. (Please see reverse)

                           FOR         WITHHOLD
         FOR                                         WITHHOLD
         ALL               [ ]            [ ]        FROM ALL
         NOMINEES                                    NOMINEES

         ----------------------------------------------
         For all nominees except as written above.

         Director Nominees:
         01  Keith R. Coogan,
         02  Cecil H. Moore, Jr.,
         03  George E. Poston,
         04  Glenn R. Simmons,
         05  Harold C. Simmons,
         06  R. Gerald Turner, and
         07  Steven L. Watson.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

           [ ] FOR              [ ] AGAINST             [ ] ABSTAIN


Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Signature:               Date:         Signature:               Date:
           ------------        -------            -------------       --------